Exhibit 99

SILICON LABORATORIES REPORTS STRONG REVENUE AND EARNINGS GROWTH

— Gross Margin Increases and Company Guides to Record Revenue —

AUSTIN, Texas – July 29, 2009 – Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported second quarter revenue of $104.2 million, a 25 percent sequential increase. GAAP diluted earnings per share of $0.21 increased dramatically from one cent in the first quarter, and non-GAAP diluted earnings per share increased 90 percent sequentially to $0.42. Better than anticipated earnings performance resulted from improved gross margin and the company’s expense controls.  The company guided expected revenue to $114 to $119 million for the third quarter, record revenue levels for continuing operations.

Second Quarter Financial Results

Second quarter revenue of $104.2 million was approximately flat to the same period last year. Second quarter GAAP gross margin increased considerably sequentially to 62.2 percent of revenue. R&D investment for the period was $25.9 million, and SG&A was $26.2 million.  GAAP diluted earnings per share was $0.21, significantly better than forecasted.

The following non-GAAP results exclude the impact of stock compensation expense. Non-GAAP gross margin increased sequentially by 150 basis points to 62.5 percent. The company expects the improved 62.5 percent margin will likely be sustainable through the end of 2009. Non-GAAP operating expenses declined sequentially as a percent of revenue, totaling $41.6 million. Non-GAAP operating income was 22.6 percent and is forecasted to reach 25 percent in the third quarter. Non-GAAP diluted earnings per share were $0.42, considerably better than anticipated. The reconciling charges are set forth in the financial tables below.

During the second quarter, accounts receivable returned to normal levels as demand improved. Inventory rose, but remained lower than the same period last year at $26.7 million. The company repurchased approximately $7 million in shares and ended the quarter with a higher level of cash, cash equivalents and investments at $336 million.

Business Summary

The company’s outstanding performance during the quarter was due primarily to a number of new product cycles and relative geographic strength from Asia. The company also experienced a very strong rebound in the access and broadcast audio products, both of which were up more than 25 percent sequentially.

Access product revenue in the second quarter nearly met the record revenue level achieved during the same period last year, due to strength in both modem and voice products. RF product revenue increased by more than 20 percent year over year, driven by growth in all three of the product lines: audio, video and short range wireless. The strength of ramps into the digital TV market with the company’s video demodulator contributed to the growth. New programs and market share gains continued in handsets, where FM penetration has increased and large customers have expanded their market share. The company’s consumer audio business grew as well, with the AM/FM tuner adoption accelerating in Asia.

The Broad-based business was about flat sequentially with growth in MCU and timing offsetting a sequential decline in the power product line. Design wins stepped up during the quarter across the portfolio. In aggregate, the Broad-based business is expected to reach record revenue levels in the third quarter.

“Our business is benefiting from wins in new customer programs, market share gains and seasonality. The increased revenue, strong margins and good expense management are generating tremendous earnings power,” said Necip Sayiner, president and CEO of Silicon Laboratories. “We think financial discipline and focus on investing in the right R&D projects are enabling the company to get back to peak revenue levels ahead of our peers, building a foundation for sustainable growth in the future as we continue to execute.”

Webcast and Conference Call

A conference call discussing the results will follow this press release today at 7:30 a.m. Central Time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1 800-873-2051 or +1 402-220-5370 (international). Replays will be available through August 12, 2009.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “guide,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions (including risks that acquisitions may not yield the expected benefits due to the failure to properly integrate the acquired businesses and employees; risks that the customer base and revenue of the acquired businesses may cease to expand or may decline; risks that the acquired business’ products under development may fail to achieve market acceptance; risks of disputes regarding the acquired business; risks that the performance of Silicon Laboratories’ existing business may not offset the dilutive effect of an acquisition); risks associated with divestitures; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2009	July 5, 2008	July 4, 2009	July 5, 2008
Revenues	$104,216	$104,620	$187,917	$202,799
Cost of revenues	39,435	38,587	72,458	76,419
Gross margin	64,781	66,033	115,459	126,380
Operating expenses:
Research and development	25,868	23,378	51,937	48,051
Selling, general and administrative	26,187	24,486	49,629	49,095
Operating expenses	52,055	47,864	101,566	97,146
Operating income	12,726	18,169	13,893	29,234
Other income (expense):
Interest income	655	2,406	1,537	7,204
Interest expense	(51)	(109)	(103)	(254)
Other income (expense), net	342	(355)	290	(497)
Income before income taxes	13,672	20,111	15,617	35,687
Provision for income taxes	3,942	5,468	5,216	10,230

Net income	$9,730	$14,643	$10,401	$25,457

Earnings per share:
Basic	$0.22	$0.30	$0.23	$0.51
Diluted	$0.21	$0.29	$0.23	$0.50

Weighted-average common shares outstanding:
Basic	44,640	48,510	44,336	49,858
Diluted	45,975	49,705	45,229	50,901

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended July 4, 2009
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$104,216

Gross margin	64,781	62.2%	$372	$65,153	62.5%

Operating expenses	52,055	49.9%	10,479	41,576	39.9%

Operating income	12,726	12.3%	10,851	23,577	22.6%

	Three Months Ended July 4, 2009
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure
Net Income	$9,730	$9,394	$19,124

Diluted shares outstanding	45,975	—	45,975

Diluted earnings per share	$0.21		$0.42

	Three Months Ended April 4, 2009
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Termination Costs and Impairments	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$83,701

Gross margin	50,678	60.5%	$395	$10	$51,083	61.0%

	Three Months Ended April 4, 2009
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Termination Costs and Impairments	Non-GAAP Measure
Net Income	$671	$8,641	$732	$10,044

Diluted shares outstanding	45,083	—	—	45,083

Diluted earnings per share	$0.01			$0.22

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	July 4, 2009	January 3, 2009
Assets
Current assets:
Cash and cash equivalents	$199,519	$172,272
Short-term investments	113,205	101,267
Accounts receivable, net of allowance for doubtful accounts of $680 at July 4, 2009 and $1,011 at January 3, 2009	62,890	36,144
Inventories	26,672	28,293
Deferred income taxes	6,587	6,439
Prepaid expenses and other current assets	20,091	18,297
Total current assets	428,964	362,712
Long-term investments	23,138	51,821
Property, equipment and software, net	28,739	30,496
Goodwill	104,612	105,515
Other intangible assets, net	45,778	49,728
Other assets, net	19,831	23,973
Total assets	$651,062	$624,245

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,416	$22,274
Accrued expenses	21,973	29,119
Deferred income on shipments to distributors	26,839	21,599
Income taxes	85	4
Total current liabilities	74,313	72,996
Long-term obligations and other liabilities	49,608	48,789
Total liabilities	123,921	121,785
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 44,726 and 44,613 shares issued and outstanding at July 4, 2009 and January 3, 2009, respectively	4	4
Additional paid-in capital	89,731	75,711
Retained earnings	443,194	432,793
Accumulated other comprehensive loss	(5,788)	(6,048)
Total stockholders’ equity	527,141	502,460
Total liabilities and stockholders’ equity	$651,062	$624,245

 #  #  #